EXHIBIT 10.6

TESORO LOGISTICS LP
NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

In July 2012, the Board of Directors of our general partner adopted changes to the director compensation program under which our general partner's non-employee directors are compensated for their service as directors. Each non-employee director receives a compensation package consisting of an annual retainer, an additional retainer for service as the chair of a standing committee and meeting attendance fees and may also receive grants of equity-based awards upon appointment to the Board of Directors. The annual retainer was increased by $10,000, with the new amounts shown below.

Non-Employee Director Annual Retainers and Fees (a)

Board of Directors Annual Retainer (b)	$105,000
Annual Retainer for Audit and Conflicts Committee Chairs	10,000
Board and Committee Meeting Fees (c)	1,500 per meeting
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(a)
In addition to the retainers set forth above, we reimburse our non-employee directors for travel and lodging expenses that they incur in connection with attending meetings of the board of directors or its committees.

(b)
Beginning July 1, 2012, the annual retainer is payable $50,000 in cash and $55,000 in an award of service phantom units. Unit-based awards granted to non-employee directors under the annual compensation package or upon first election to the board of directors under our long-term incentive plan, vest one year from the date of grant, contingent on continued service by the director. Cash distribution equivalent rights accrue with respect to equity-based awards and are distributed at the time such awards vest. The number of units granted will be determined by dividing $55,000 by the average closing price of our common units on the NYSE over a ten business-day period ending on the third business day prior to the grant date and rounding any resulting fractional units to the nearest whole unit. The plan provides that unit-based awards to directors will be granted annually in conjunction with the Board's approval of our Annual Report on Form 10-K, and that any new non-employee director will receive a pro rata award of service phantom units when commencing his or her services as a board member. Because the unit-based awards are granted annually and the annual compensation was increased mid-year, each of our non-employee directors received an incremental grant of 72 units effective July 19, 2012 for the service during the second half of the calendar year.

(c)	A meeting fee is paid to a non-employee director for attendance in person or by telephone.